Exhibit 10.1

AGREEMENT FOR CONSTRUCTION

Port Trajan Pa.

This construction Agreement is made and entered into on the 8th day of   August, 2016, by PORT De Claudius ,Inc having the address  2575 Eastern Blvd Suite 101  York ,PA .19402,hereinafter referred to as   PDC   and Ameri Metros ,Inc. having the 2575 Eastern Blvd Suite 102  York, PA, hereinafter referred to as “  AMI .”  PDC and AMI may be referred to collectively herein as “the parties.”

WHEREAS,   PDC  is a  for profit corporation organized and existing under the laws of the State of Pennsylvania, and AMI is a business corporation organized and existing under the laws of the State of Delaware and granted a Certificate of Authority to conduct business in the State of Pennsylvania; and

WHEREAS,   PDC  has secured or is about to secure all necessary approvals and permits by certain municipalities per the municipal planning cord  (MPC )of Pennsylvania enacted by the Legislature for the land development and construction of a project consisting of construction and operation of a commercial properties  hereinafter referred to as “the Project;” and

WHEREAS,   PDC and AMI on August 8TH 2016, entered into an agreement for AMI to do and perform all required tasks and actions to develop and construct the Project as agent and representative of   PDC  by taking such actions as necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of the Project and related activities; and

WHEREAS,   PDC  and AMI now desire to establish and set forth the compensation to be paid to AMI as a fee for its services, together with other standards, covenants, policies, allocations of responsibility and protocols relevant thereto.

NOW THEREFORE, in consideration of the following covenants and duties to be performed by each party, and with the intention to be bound legally hereby, PDC  and AMI agree as follows:

1.

AMI as the agent and representative of  PDC shall do perform all required tasks and actions to develop and construct the Project as agent and representative of   PDC  without limitation by taking such actions as necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of the Project and related activities.  The specifications, designs, construction standards, subcontractor agreements, insurance requirements, hiring and employment policies and similar items shall be developed by AMI, subject to approval by PDC , and as necessary offered for review and approval by appropriate governmental and regulatory agencies.

2.        AMI shall assure that the Project is constructed according to specifications and requirements imposed by the Pennsylvania Department of Transportation (PADOT) and the Federal Highway Administration. Approvals and permits by certain municipalities per the municipal planning cord .The work done by AMI through itself, its contractors, subcontractors, agents, employees and affiliated organizations, shall be subject to inspections as mandated by law to demonstrate compliance with all applicable standards.  AMI shall be responsible for coordinating all construction of the Project including construction work performed by subcontractors and others.  AMI shall supervise all phases of the construction of the Project, and it shall be responsible to PDC  for all acts or omissions of its employees, subcontractors, agents, consultants and other parties under its control.  AMI shall contract with all subordinate parties in its own name and behalf and not in the name of or on behalf of   PDC unless later agreed upon by the parties.  AMI shall provide to PDC , on an on-going basis, a list of all subcontractors and others engaged by AMI for work on the project, together with correct and complete copies of all contracts and agreements with such parties.

3.

The engagement of any subcontractor or subordinate parties for work on the project shall not excuse AMI from complying in all respects with this contract.  AMI shall have full responsibility for every portion of the construction of the Project furnished or performed by any subcontractor or subordinate party and every act or omission (whether willful, negligent or otherwise) of AMI’s employees, subcontractors and their employees, and all other parties engaged for work upon the Project.  All construction, acts and omissions of any party participating in the construction of the Project shall be deemed those of AMI for the purposes of this agreement.  AMI shall be responsible for assuring that the construction of the Project is performed in a good and workmanlike manner and in accordance with the highest standards of care for the industry.  AMI shall take all reasonable precautions to prevent injury, damages or loss to persons or property throughout the Project, including especially issues of environmental protection.

4.

The term of this Agreement shall continue until the completion of the Project and thereafter unless and until terminated by mutual agreement of PDC  and AMI, and it may continue into perpetuity if not so terminated.

5.

The parties agree that the face amount of the contract between them for AMI to complete the Project. For the purpose this agreement  The project consists of two phases. phase one closing to take place on or before September 16th 2016 and phase two to take place on or before August 31st 2017 See attached Exhibit “A” The phase one is consist of land purchase and onsite off site improvement and its estimated to cost for both phases is two Billion Dollars ($2,000,000,000) at cost plus forty percent (40%), plus two percent (2%) over the adjustment for the increase in inflation regardless of the cost to AMI to perform the required services hereunder.  In no event will the profit to AMI from the amounts paid by PDC be less than Eight Hundred Million Dollars ($800,000,000.00).  Payments shall be due fifteen (15) days from the date of the submission of invoices from AMI to   PDC, time being of the essence.  For any payments received after the fifteenth (15th) day, a late fee of five percent (5%) of the unpaid amount if paid within ten (10) days thereafter; and any amounts paid after said ten-day period shall accrue late fees at the rate of eighteen percent (18) per annum plus a collection fee of three percent (3%) and attorney’s fees of five percent (5%) of the unpaid balance.

6.         A mobilization fee of $2,729,514 shall be due and payable by PDC to AMI upon the closing of Bond funding for phase one. It is further agreed by the parties that mobilization fee to be heled in escrow until 30 days before the start of the vertical construction of the project with a subsequent payment of three percent (3%) of the face amount of the contract upon the bond funding for the second phase of the project; and a subsequent payment of an additional two percent (2%) of the face amount of the contract upon mobilization for the phase 3 and onwards of the project.

7.

The parties agree that this Agreement is not intended to create, nor shall it create, a partnership between them or any business relationship other than that specifically created by the terms hereof.  Likewise, no partnership or other business relationship shall be created between   PDC , AMI and any subcontractors or subordinate parties contracted to work on the Project.

8.

The business and affairs of the Project shall be controlled by AMI without the requirement that the approval of   PDC  be obtained for any actions taken, subject only to the submission of such reports and accountings being furnished by AMI to   PDC  as the parties may agree from time to time.  Detailed and complete records of all aspects of the Project shall be kept by   PDC and AMI for their use and for inspection by any third parties, agencies, regulators or others authorized by law or agreement to access them.

9.

AMI may conduct the business of the Project from such location or locations as it may elect, whether in the State of Pennsylvania, the Commonwealth of Pennsylvania, or elsewhere.  However, as stated below, Pennsylvania law shall govern this agreement.

10.

AMI may act through such subagents and subcontractors, attorneys and representatives as it deem necessary in its sole discretion; and to compensate such parties under such terms as it may agree.

11.

The funding for the Project shall be raised through the issuance of bonds through a marketing plan determined by AMI, and all proceeds thereof shall be deposited in custodial accounts administered by fiduciaries and according to such terms as AMI shall institute for the safekeeping and distribution according to sound business practices. AMI shall act as Sponsor for the   PDC Direct Offering and Bond Issuer.

12.      As stated above, AMI shall maintain current and complete records of all aspects of its performance on behalf of  PDC  and in furtherance of the Project, with such records being available to PDC  and to other parties as legally required.  This shall include all fiscal and financial records.  Such records shall be examined and audited by independent auditors and accountants selected by AMI, with such statements of account being rendered as required by good accounting practices.

13.

AMI shall comply with all legal requirements of all applicable agencies and jurisdictions for the project, including but not limited to labor and hiring practices, compensation of subcontractors and workers, and taxes and insurance.  In order to assure such compliance, AMI may employ attorneys and advisors as it may in its sole discretion determine, securing such legal advice and opinions as will reasonably protect the Project and the parties thereto.

14.

The parties recognize that this agreement is intended to be supplemented, augmented and subject to possible amendment and modification from time to time during the development of the Project and its construction.  The parties agree for themselves, their agents, employees, subcontractors, affiliated parties and assigns, that they will execute promptly any documents, amendments, supplements, schedules, additions or other material reasonably required to be executed in order to carry out this agreement and the construction of the Project.

15.

It is the intention of the parties that at any time during the term of this Agreement, AMI shall have the option, upon thirty (30) days’ notice to PDC , to purchase the Project from PDC  including the right to receive all toll income and other income from operations.  The terms of such purchase shall be negotiated and determined by the parties at the time that said notice is given to PDC , and they covenant that they will negotiate the same in good faith.  The purchase of the Project by AMI shall be under and subject to all liens and encumbrances of record, which AMI agrees to pay from the income of the Project; however, AMI shall not be required to assume any liens or encumbrances as against its separate funds and assets that are separate from the Project.  It is also understood by the parties that the State of Pennsylvania has the authority under the  MPC (Municipal Paling Cord) Resolution  enacted by the Pennsylvania Legislature that are the basis for the Project to take over the Project at any time, subject to all liens, encumbrances, contracts, claims and other contingencies then in place, which the State of Pennsylvania would then be legally bound to pay.  When at some point in the future all encumbrances upon the Project have been paid and retired, it is the further understanding of the parties that at that time the Project is to be turned over to full ownership by the  governing body having jurisdiction by the State of Pennsylvania under the  MPC (Municipal Paling Cord) or by any subsequent legislation.

16.

This Agreement shall be construed according to and governed by the laws of the Commonwealth of Pennsylvania.  Venue for any legal actions between the parties involving this Agreement and/or the Project shall be in York County, Pennsylvania.

17.

This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representation, warranties, statements, promises or understandings not specifically set forth in this Agreement.  This Agreement may not be amended, altered or modified except by a writing signed by both parties.

18.

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited  in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to   PDC :

B. Craig Smith, Director

P.O. Box 124

Red Lion, PA 17356

If to AMI:

James Baker , President

c/o ISL

3500 South DuPont Highway

Dover, DE 19901

Any party hereto may change its address for purposes of this paragraph by written Notice given to the other in the manner provided above.

19.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

20.

If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

21.

Each party hereto agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Port De Claudius, Inc.

By: /s/B. Craig Smith

      B. Craig Smith, President /Director

Ameri Metros ,Inc.

By:/s/Debra Mathias

      Debra Mathias, CEO